Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	April 20, 2020
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Names John W. Petersen as Interim President and

Chief Executive Officer—Maria R. Hawthorne to Take Medical Leave of Absence

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) announced today that John W. Petersen, the Company’s Executive Vice President and Chief Operating Officer since December 2004, has been appointed as interim President and Chief Executive Officer, effective immediately. Maria R. Hawthorne, who has served as the Company’s President and Chief Executive Officer since August 2015 and July 2016, respectively, is taking a leave of absence for health reasons unrelated to the coronavirus (COVID-19) pandemic. Mr. Petersen will also continue to serve as Chief Operating Officer, and Ms. Hawthorne will continue to serve on the Company’s Board of Directors during her leave.

Ronald L. Havner, Jr., the Company’s Chairman of the Board, said, “First and foremost, on behalf of the Board and all the Company’s employees, we wish Maria a speedy and full recovery and commend her excellent leadership of the Company over the last four years.”

Mr. Havner continued, “We are pleased that J.P. has agreed to step in as interim President and Chief Executive Officer. J.P. has a deep understanding of the Company’s operations and strategy and during his more than 15 years as Chief Operating Officer has been instrumental in the Company’s success. He has worked closely with Maria over the last four years and has Maria’s full confidence. The Board will continue to work closely with J.P. and the other members of the senior management team to continue to implement the Company’s strategy successfully in Maria’s absence.”

“I appreciate the confidence the Board has placed in me as I step into this role while Maria focuses on her health. I look forward to working with the Board and the rest of the senior management team to continue to serve our customers and manage through the current environment,” said Mr. Petersen.

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a REIT that acquires, develops, owns and operates commercial properties, primarily multi-tenant industrial, flex and office space. As of March 31, 2020, the Company wholly owned 27.5 million rentable square feet with approximately 5,000 commercial customers in six states and held a 95.0% interest in a 395-unit apartment complex.

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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